UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 8, 2006

ADELPHIA COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-16014	23-2417713
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification No.)

5619 DTC Parkway—Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip code)

(303) 268-6300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry Into a Material Definitive Agreement.

Pursuant to an order dated August 8, 2006 (the “Amendment Order”), the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) authorized and approved Amendment No. 2 (the “Amendment”) to the Terms and Conditions of Employment between Ronald Cooper and Adelphia Communications Corporation (the “Company”) executed on January 17, 2003, as amended on February 21, 2003 (the “Employment Agreement”).  The Amendment is expressly conditioned upon: (a) approval of the Bankruptcy Court, which occurred by virtue of the Amendment Order; (b) consummation of the sale of substantially all of the Company’s and its affiliates assets to Time Warner Cable LLC and Comcast Corporation (“Comcast”) (the “Sale Transaction”), which occurred on July 31, 2006; and (c) the end of the seven-day period following Mr. Cooper’s execution of a Mutual Waiver and Release Agreement (the “Waiver”) attached as Exhibit A to the Amendment, which was executed by Mr. Cooper on August 8, 2006.  Accordingly, the Amendment will become effective on August 15, 2006.

The Amendment entitles Mr. Cooper to receive a cash payment from the Company of $6.8 million on August 16, 2006 by virtue of the consummation of the Sale Transaction in lieu of the grant of restricted shares valued at $6.8 million that were to be awarded upon the Company’s emergence from bankruptcy as originally contemplated in the Employment Agreement.

The Amendment also provides that if the board of directors of the Company determines that Mr. Cooper’s performance prior to the closing of the Sale Transaction was exemplary or significantly exceeded the level of performance that could reasonably have been expected, Mr. Cooper will receive an additional cash payment from the Company of up to $3.4 million on August 16, 2006 in lieu of the additional grant of restricted shares having a value of up to $3.4 million as originally provided for in the Employment Agreement.

The Amendment also changes the definition of  “Competing Enterprise” for purposes of the one-year restrictive covenant regarding non-competition in the Employment Agreement so that it means “Qwest Communications International Inc., Verizon Communications Inc., BellSouth Corporation, AT&T Inc., any Direct Broadcast Satellite or other multi-channel video provider (including, but not limited not, EchoStar Communications Corp. or DirecTV Broadband Inc.), any multiple system operator (including, but not limited to Comcast) or any Digital Subscriber Line provider in the continental United States and/or Puerto Rico, in each case that has a service area that overlaps with 10% or more of the service area of the Company.”

The Waiver provides, among other things, that subject to certain exceptions, Mr. Cooper shall release the Company from, among other things, any and all claims, obligations, promises, agreements, controversies, causes of action, suits and debts arising out of Mr. Cooper’s employment with the Company.  Upon execution of the Waiver by the Company, the Company shall, subject to certain exceptions, release Mr. Cooper from, among other things, any and all claims, obligations, promises, agreements, controversies, causes of action, suits and debts arising out of Mr. Cooper’s employment with the Company.

The foregoing description of the terms of the Amendment and the Waiver does not purport to be complete and is qualified in its entirety by reference to the Amendment and the Waiver, copies of which are filed herewith as Exhibit 10.1.

Item 9.01.  Financial Statements and Exhibits.

Exhibit 10.1

Amendment No. 2 to the Terms and Conditions of Employment between Ronald Cooper and Adelphia Communications Corporation executed on January 17, 2003, and amended by Amendment No. 1 thereto on February 21, 2003, including the Mutual Waiver and Release Agreement attached thereto as Exhibit A.

Cautionary Statement Regarding Forward-Looking Statements

This report includes forward-looking statements.  All statements regarding the Company’s and its subsidiaries’ and affiliates’ expected sources and uses of cash, income tax positions, indemnification obligations and any post-closing purchase price adjustments related to the Sale Transaction, settlements with the Securities and Exchange Commission (the “SEC”) and the United States Attorney’s Office for the Southern District of New York (the “U.S. Attorney”) and future course of the Company’s pending bankruptcy proceeding, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions, are forward-looking statements.  Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the Company’s expectations. The Company does not undertake a duty to update such forward-looking statements.  Factors that may cause actual results to differ materially from those in the forward-looking statements include the potential costs and impacts of the transactions and obligations associated with the Sale Transaction, whether and on what timetable a plan of reorganization under Chapter 11 of the Bankruptcy Code will be confirmed and consummated, whether the transactions contemplated by the settlements with the SEC and the U.S. Attorney and any other agreements needed to effect those transactions are consummated, the Company’s pending bankruptcy proceeding, results of litigation against the Company, results and impacts of the sale of the Company’s assets and those discussed under Item 1A, “Risk Factors,” in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2006 and in the Company’s Fourth Amended Disclosure Statement, filed with the Bankruptcy Court on April 28, 2006, which is available in the investor relations section of the Company’s website at www.adelphia.com.  Information contained on the Company’s Internet website is not incorporated by reference into this report.  Many of these factors are outside of the Company’s control.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 14, 2006	ADELPHIA COMMUNICATIONS CORPORATION
(Registrant)

	By:	/s/ Scott D. Macdonald
		Name:	Scott D. Macdonald
		Title:	Senior Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 10.1

Amendment No. 2 to the Terms and Conditions of Employment between Ronald Cooper and Adelphia Communications Corporation executed on January 17, 2003, and amended by Amendment No. 1 thereto on February 21, 2003, including the Mutual Waiver and Release Agreement attached thereto as Exhibit A.